SECURITIES AND EXCHANGE COMMISSION
Washington D.C.  20549

SCHEDULE 13G
Amendment No. 1

Under the Securities Exchange Act of 1934


BALANCED CARE CORPORATION
(Name of Issuer)


Common Stock, $.00 Par Value
(Title of Class of Securities)


057630105
(CUSIP Number)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed.

     [   ]  Rule 13d-1(b)

     [ X ]  Rule 13d-1(c)

     [   ]  Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of this section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

      CUSIP NO.  057630105


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE, TRUSTEE FOR
     VARIOUS TRUSTS           I.D.# ###-##-####

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     U.S.


Number of  5  Sole Voting Power
Shares        10,000 (See Item (4)(a))
Beneficially
Owned by   6  Shared Voting Power
Each          1,735,000 (See Item(4)(a))
Reporting
Person     7  Sole Dispositive Power
With          10,000 (See Item (4)(a))

           8  Shared Dispositive Power
              1,735,000 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       1,763,000

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     10.54%

12      Type of Reporting Person
     OO

CUSIP NO.  057630105


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     THOMAS G. BIGLEY, TRUSTEE FOR
     VARIOUS TRUSTS           I.D.#

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     U.S.


Number of  5 Sole Voting Power
Shares
Beneficially
Owned by   6 Shared Voting Power
Each         210,000 (See Item(4)(a))
Reporting
Person     7 Sole Dispositive Power
With

           8 Shared Dispositive Power
               210,000 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       210,000

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     1.26%

12      Type of Reporting Person
     OO

CUSIP NO.  057630105


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN AND
     C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN
     TRUST U/A DATED NOVEMBER 18, 1985           I.D.# 18-2145466

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     Pennsylvania


Number of   5  Sole Voting Power
Shares         1,000,000 (See Item (4)(a))
Beneficially
Owned by    6  Shared Voting Power
Each           525,000  (See Item(4)(a))
Reporting
Person      7  Sole Dispositive Power
With           1,000,000 (See Item (4)(a))

            8  Shared Dispositive Power
               525,000  (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       1,525,000

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     9.12%

12      Type of Reporting Person
     OO

CUSIP NO.  057630105


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     THE HILLMAN COMPANYI.D.# 25-1011286

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     Pennsylvania


Number of   5  Sole Voting Power
Shares
Beneficially
Owned by    6  Shared Voting Power
Each           525,000 (See Item(4)(a))
Reporting
Person      7  Sole Dispositive Power
With

            8  Shared Dispositive Power
               525,000 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       525,000

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     3.14%

12      Type of Reporting Person
     CO

CUSIP NO.  057630105


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     WILMINGTON INVESTMENTS, INC.I.D.# 51-0034468

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     Delaware


Number of   5  Sole Voting Power
Shares
Beneficially
Owned by    6  Shared Voting Power
Each           525,000 (See Item(4)(a))
Reporting
Person      7  Sole Dispositive Power
With

            8  Shared Dispositive Power
               525,000 (See Item (4)(a))


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       525,000

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     3.14%

12      Type of Reporting Person
     CO

CUSIP NO.  057630105


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     JULIET CHALLENGER, INC.I.D.# 51-0256786

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     Delaware


Number of   5  Sole Voting Power
Shares         525,000 (See Item (4)(a))
Beneficially
Owned by    6  Shared Voting Power
Each
Reporting
Person      7  Sole Dispositive Power
With           525,000 (See Item (4)(a))

            8  Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
       525,000

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     3.14%

12      Type of Reporting Person
     CO

CUSIP NO.  057630105


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 12/30/76 FOR THE CHILDREN OF AUDREY HILLMAN
     FISHER               .I.D.# 25-6193085

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     Pennsylvania


Number of   5  Sole Voting Power
Shares         52,500 (See Item (4)(a))
Beneficially
Owned by    6  Shared Voting Power
Each
Reporting
Person      7  Sole Dispositive Power
With           52,500 (See Item (4)(a))

            8  Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
       52,500

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     .31%

12      Type of Reporting Person
     OO

CUSIP NO.  057630105


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 12/30/76 FOR THE CHILDREN OF JULIET LEA HILLMAN
     SIMONDS                              I.D.# 25-6193084

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     Pennsylvania


Number of  5  Sole Voting Power
Shares        52,500 (See Item (4)(a))
Beneficially
Owned by   6  Shared Voting Power
Each
Reporting
Person     7  Sole Dispositive Power
With          52,500 (See Item (4)(a))

           8  Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
       52,500

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     .31%

12      Type of Reporting Person
     OO

CUSIP NO.  057630105


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 12/30/76 FOR THE CHILDREN OF HENRY LEA
     HILLMAN, JR.     I.D.# 25-6193086

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     Pennsylvania


Number of  5  Sole Voting Power
Shares        52,500 (See Item (4)(a))
Beneficially
Owned by   6  Shared Voting Power
Each
Reporting
Person     7   Sole Dispositive Power
With           52,500 (See Item (4)(a))

           8   Shared Dispositive Power



9      Aggregate Amount Beneficially Owned by Each Reporting Person
       52,500

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     .31%

12      Type of Reporting Person
     OO

CUSIP NO.  057630105


1      Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 12/30/76 FOR THE CHILDREN OF WILLIAM TALBOTT
     HILLMAN          .I.D.# 25-6193087

2     Check the Appropriate Box if Member of a Group        (a)  [  X  ]
                                            (b)  [       ]

3      SEC Use Only

4     Citizenship or Place of Organization
     Pennsylvania


Number of   5  Sole Voting Power
Shares         52,500 (See Item (4)(a))
Beneficially
Owned by    6  Shared Voting Power
Each
Reporting
Person      7  Sole Dispositive Power
With           52,500 (See Item (4)(a))

            8  Shared Dispositive Power


9      Aggregate Amount Beneficially Owned by Each Reporting Person
       52,500

10      Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11      Percent of Class Represented by Amount in Row (11)
     .31%

12      Type of Reporting Person
     OO

Item 1(a)Name of Issuer:

          Balanced Care Corporation

Item 1(b)Address of Issuer's Principal Executive Office:

          5021 Louise Drive, Suite 200
          Mechanicsburg, Pennsylvania  17055

Item 2(a)Name of Person Filing:

          (i) C G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated December 30, 1976 for the Children of Audrey Hillman Fisher.

          (ii) C G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated December 30, 1976 for the Children of Juliet Lea Hillman Simonds.

          (iii) C G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated December 30, 1976 for the Children of Henry Lea Hillman, Jr.

          (iv) C G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated December 30, 1976 for the Children of William Talbott
                   Hillman.

          (v) Juliet Challenger, Inc., a wholly-owned subsidiary of Wilmington Investments, Inc.

          (vi) Wilmington Investments, Inc., a wholly-owned subsidiary of The Hillman Company.

          (vii)   The Hillman Company, a corporation controlled by the HLH
                  Trust.

          (viii) Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985 (the "HLH Trust").

Item 2(b)Address of the Principal Business Office:

          Juliet Challenger, Inc. and Wilmington Investments, Inc. 824 Market Street, Suite 900
          Wilmington, Delaware 19801



          The Hillman Company, Henry L. Hillman, Elsie Hilliard Hillman and
          C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985 and C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated December 30, 1976 for Audrey Hillman Fisher, Juliet Lea Hillman Simonds, Henry Lea Hillman, Jr. and William Talbott Hillman
          1900 Grant Building
          Pittsburgh, Pennsylvania 15219

Item 2(c)Citizenship:

          Juliet Challenger, Inc. and Wilmington Investments, Inc. are Delaware corporations.

          The Hillman Company is a Pennsylvania corporation.

          Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985, and C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated December 30, 1976 for Audrey Hillman Fisher, Juliet Lea Hillman Simonds, Henry Lea Hillman, Jr. and William Talbott Hillman are Pennsylvania trusts.

Item 2(d)Title of Class of Securities:

          Common Stock, $.00 Par Value

Item 2(e)CUSIP Number

          057630105

Item 3Not Applicable

Item 4Ownership:

     (a)Amount Beneficially Owned:

          52,500 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated December 30, 1976 for Audrey Hillman Fisher, (together with the three trusts of even date named below the "1976 Trusts"), a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts, the HLH Trust, The Hillman Company, Wilmington Investments, Inc. and Juliet Challenger, Inc.

          52,500 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated December 30, 1976 for Juliet Lea Hillman Simonds, a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts, the HLH Trust, The Hillman Company, Wilmington Investments, Inc. and Juliet Challenger, Inc.

          52,500 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated December 30, 1976 for Henry Lea Hillman, Jr., a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts, the HLH Trust, The Hillman Company, Wilmington Investments, Inc. and Juliet Challenger, Inc.

          52,500 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated December 30, 1976 for William Talbott Hillman, a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1976 Trusts, the HLH Trust, The Hillman Company, Wilmington Investments, Inc. and Juliet Challenger, Inc.

          525,000 shares of Common Stock are owned of record and beneficially by Juliet Challenger, Inc. Juliet Challenger, Inc. is a wholly-owned subsidiary of Wilmington Investments, Inc. Wilmington Investments, Inc. is a wholly- owned subsidiary of The Hillman Company, which is controlled by the HLH Trust.

          1,000,000 shares of Common Stock are owned of record and beneficially by Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985, a Pennsylvania revocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the HLH Trust, the 1976 Trusts, The Hillman Company, Wilmington Investments, Inc., and Juliet Challenger, Inc.

     (b)Percent of Class:

          10.38%

     (c)Number of Shares as to which such person has:

          (i)sole power to vote or direct the vote




          (ii)shared power to vote or to direct the vote


                  1,735,000

              (See Item (4)(a))


          (iii)sole power to dispose or to direct the disposition of




          (iv)shared power to dispose or to direct the disposition of


                  1,735,000

              (See Item (4)(a))

Item 5Ownership of Five Percent or Less of a Class:

     Not Applicable

Item 6Ownership of More than Five Percent on Behalf of Another Person:

     Not Applicable


Item 7Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

     Not Applicable
      Item 8Identification and Classification of Members of the Group:

     Not Applicable

Item 9Notice of Dissolution of Group:

     Not Applicable

Item 10Certification:

By signing below we certify that to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   JULIET CHALLENGER, INC.

                                        /s/ Andrew H. McQuarrie
                                   By: _______________________________
                                          Andrew H. McQuarrie, Vice President

                                   WILMINGTON INVESTMENTS, INC.

                                        /s/ Andrew H. McQuarrie
                                   By: _______________________________
                                          Andrew H. McQuarrie, Vice President

                                   THE HILLMAN COMPANY

                                        /s/ Lawrence M. Wagner
                                   By: _______________________________
                                             Lawrence M. Wagner,  President

                                   HENRY L. HILLMAN, ELSIE HILLIARD.
                                   HILLMAN AND C. G. GREFENSTETTE,
                                   TRUSTEES OF THE HENRY L.
                                   HILLMAN TRUST U/A DATED
                                   NOVEMBER 18, 1985

                                        /s/ C. G. Grefenstette
                                   __________________________________
                                              C. G. Grefenstette, Trustee

                                   C. G. GREFENSTETTE AND THOMAS
                                   G. BIGLEY, TRUSTEES U/A/T DATED
                                   DECEMBER 30, 1976 FOR THE
                                   CHILDREN OF:

                                   AUDREY HILLMAN FISHER
                                   JULIET LEA HILLMAN SIMONDS
                                   HENRY LEA HILLMAN, JR.
                                   WILLIAM TALBOTT HILLMAN

                                        /s/ C. G. Grefenstette
                                   __________________________________
                                        C. G. Grefenstette, Trustee

                                        /s/ Thomas G. Bigley
                                   __________________________________
                                        Thomas G. Bigley, Trustee


                                        /s/ C. G. Grefenstette
                                   __________________________________
                                        C. G. Grefenstette


                                       /s/ Thomas G. Bigley
                                   __________________________________
                                        Thomas G. Bigley


                                      /s/ Henry L. Hillman
                                   __________________________________
                                         Henry L. Hillman


                                     /s/ Elsie Hilliard Hillman
                                   __________________________________
                                         Elsie Hilliard Hillman



    October 20, 1999
     Date